Exhibit 99.1

AMRI Announces Third Quarter 2008 Results

Company Continues Strong Revenue Growth; Raises Full Year E.P.S. Guidance

ALBANY, N.Y.--(BUSINESS WIRE)--November 5, 2008--AMRI (NASDAQ: AMRI) today reported financial and operating results for the third quarter ended September 30, 2008.

Financial highlights for the quarter and other recent events include:

  Adjusted Diluted EPS of $0.18, compared to $0.06 in the third quarter of 2007
  Discovery Services revenue increase of 57% over the third quarter of 2007
  Discovery Services and Development/Small Scale gross margins increased to 37% from 30% in the third quarter of 2007
  Large Scale Manufacturing gross margins increased to 17% from 6% on a year-over-year basis
  A fourfold increase in year-over-year operating income to $8.7 million from $2.1 million
  Revenue from a $1.5 million milestone payment from Bristol-Myers Squibb Company for the nomination of a second AMRI compound for preclinical development
  The initiation of its Phase I study of ALB109564(a), a novel tubulin inhibitor, which is designed to kill cancer cells by preventing cell mitosis
  The expansion of multipurpose pilot plant facilities in Aurangabad, India providing non-GMP manufacturing services up to a 1,000 liter scale

Third Quarter Results

Total revenue for the third quarter of 2008 was $61.4 million, an increase of $13.8 million or 29%, compared to the third quarter of 2007.

Total contract revenue for the third quarter of 2008 was $54.1 million, an increase of $12.6 million or 30% over the third quarter of 2007. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

  Contract revenue for Discovery Services in the third quarter of 2008 was $16.4 million or 57% higher than the third quarter of 2007 revenues of $10.5 million.
  Contract revenue for Development/Small Scale Manufacturing in the third quarter was $14.5 million or 11% higher than the third quarter of 2007 revenues of $13.1 million.
  Contract revenue for Large Scale Manufacturing in the third quarter of 2008 was $23.2 million compared to $17.9 million in the third quarter of 2007, an increase of 29%.

Recurring royalties from Allegra® in the third quarter of 2008 were $5.7 million, down slightly from $6.0 million in the third quarter of 2007. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra® (Telfast® outside the United States), as well as the authorized generic, for patents relating to the active ingredient in Allegra®.

Milestone revenue resulting from the company's 2005 licensing agreement with Bristol-Myers Squibb (BMS) in the third quarter of 2008 was $1.5 million. In September, a second compound from AMRI’s collaboration with BMS was selected for preclinical development under its license and research agreement with BMS, triggering the payment to AMRI.

Net income under U.S. Generally Accepted Accounting Principles (U.S. GAAP) in the third quarter of 2008 was $7.0 million or $0.22 per basic and diluted share, compared to net income of $2.0 million or $0.06 per basic and diluted share in the third quarter of 2007. Net income in the third quarter of 2008 includes a $1.2 million, or $0.04 per diluted share, adjustment to record income tax benefits from certain research and development activities. Excluding this benefit, net income on an adjusted basis in the third quarter of 2008 was $5.8 million, or $0.18 per diluted share.

Year-to-Date

Total revenue for the nine-month period ended September 30, 2008 was $172.9 million, an increase of $27.6 million or 19% compared to $145.3 million for the same period in 2007.

Total contract revenue for the first nine months of 2008 of $145.8 million represented an increase of $23.1 million or 19% over the same period in 2007.

  Contract revenue for Discovery Services in the nine-month period ended September 30, 2008 was $44.6 million, an increase of 48% from $30.1 million in 2007.
  Contract revenue for Development/Small Scale Manufacturing in the nine-month period ended September 30, 2008 was $43.0 million, an increase of 26% from $34.0 million in 2007.
  Contract revenue for Large Scale Manufacturing in the nine-month period ended September 30, 2008 was $58.2 million, a decrease of 1% compared to $58.6 million in the nine-month period ended September 30, 2007.

Milestone revenue resulting from the company's 2005 licensing agreement with BMS for the first nine months of 2008 was $5.5 million, compared to total milestone revenue of $1.6 million in the first nine months of 2007.

Recurring royalties from Allegra® for the first nine months of 2008 were $21.5 million, an increase of 3% compared to royalty revenue of $21.0 million in 2007.

Net income under U.S. GAAP in the first nine months of 2008 was $17.4 million or $0.55 per basic and diluted share, compared to net income of $9.8 million or $0.30 per basic and diluted share in the first nine months of 2007, an 83% increase. Net income in the first nine months of 2008 on an adjusted basis was $16.6 million, or $0.52 per diluted share. Net income on an adjusted basis for the first nine months of 2007 was $10.0 million or $0.31 per basic and diluted share. For a reconciliation of net income and earnings per diluted share as reported to adjusted net income and earnings per diluted share for the 2008 and 2007 reporting periods, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D'Ambra said, “We are pleased today to present our third quarter results, which reflect continued strength in our Discovery Services and Development/Small Scale business components as well as emerging strength in our Large Scale business. Contract revenue for all three components grew at double digit rates. Our gross margin improvement for the quarter reflects the impact of our strategic initiatives on our business. We believe our focus on high value added services, our commitment to quality across all our business segments, and the strength of our integrated services model provides AMRI with a competitive advantage in the marketplace.”

Dr. D’Ambra continued, “The initiation of Phase I clinical trials for our anti-cancer program reflects continued forward progress on our R&D technology platform. We submitted our IND for this program in July and Phase I dosing commenced in September. We are confident our internal development programs, which effectively leverage our internal resources, will enable us to create additional long term value for our shareholders.”

Liquidity and Capital Resources

At September 30, 2008, AMRI had cash, cash equivalents and marketable securities of $91.3 million, compared to $107.7 million at December 31, 2007.

Cash flow from operations was $5.1 million for the third quarter of 2008, an increase of $4.6 million from the third quarter of 2007.

Total debt at September 30, 2008 was $13.7 million. Cash, cash equivalents, and marketable securities, net of debt, were $77.6 million at September 30, 2008. Total common shares outstanding, net of treasury shares, were 31,734,963 at September 30, 2008.

2008 Financial Guidance Update

AMRI Chief Financial Officer Mark T. Frost provided contract revenue and EPS guidance for the fourth quarter and revised upward previous guidance for the full year 2008. “In the fourth quarter, we currently expect contract revenue to range from $47 million to $49 million, an increase of up to 21% from the fourth quarter of 2007. For the full year 2008, we expect contract revenue to range from $193 million to $195 million, an increase of up to 19% versus 2007.”

Mr. Frost continued, “For the fourth quarter we expect EPS to range from $0.03 to $0.05, up from a loss of $0.03 in the fourth quarter of 2007. For the full year we expect adjusted EPS to range from $0.55 to $0.57, which would represent just over 100% adjusted EPS growth and an increase over our previous guidance of $0.48 to $0.52.”

Recent Highlights

Recent noteworthy announcements or milestones at AMRI include the following:

  The initiation of its Phase I study of ALB109564(a), a novel tubulin inhibitor, which is designed to kill cancer cells by preventing cell mitosis. The study is being conducted at four clinical trial sites for a period of nine to twelve months and will include up to 40 subjects. The first human subject was dosed in September. AMRI reported data resulting from preclinical studies of ALB109564(a) at the EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics, held October 21-24 in Geneva, Switzerland. In preclinical testing, the compound has been shown to demonstrate improved and potentially superior efficacy over existing members of its class which are currently marketed and used extensively in anticancer chemotherapy.
  The nomination of a second AMRI-developed compound by Bristol-Myers Squibb Company for preclinical development. This marks the third milestone in the ongoing research collaboration between the two companies to develop improved treatments for depression and diseases of the central nervous system (CNS). BMS has initiated Phase I trials in Canada on the first AMRI-developed compound.
  Leadership changes in pharmaceutical development and manufacturing including the promotion of Steven R. Hagen, Ph.D. to vice president of pharmaceutical development and manufacturing, reporting to Thomas E. D’Ambra, Ph.D.
  The hire of Gergely Makara, Ph.D. as director of chemistry European operations, fulfilling another critical step in AMRI’s plan to strengthen and expand its leadership team and operations in Europe.
  The opening of its first in vitro biology laboratory in Singapore as well as the completion of a 10,000 square foot laboratory expansion for medicinal chemistry discovery services, more than doubling the capacity of its Science Park III facility.
  The successful outcome of an unannounced abbreviated FDA inspection of the company’s U.S. manufacturing facility in August 2008 with no issuance of a Form 483.

Third Quarter Conference Call

The company will hold a conference call at 10:00 a.m. EDT on November 6, 2008 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 877-719-9791 (for domestic calls) or 719-325-4822 (for international calls) at 9:45 a.m. EDT and provide conference code 1658074. In addition, the call is being webcast on the Internet and can be accessed on the company’s website at www.amriglobal.com.

Replays of the call will be available for seven days following the call beginning at noon EDT on November 6, 2008. To access the replay by telephone, call 888-203-1112 (for domestic calls) or 719-457-0820 (for international calls) and use passcode 1658074. In addition, replays of the call will be available for three months on the company’s website at www.amriglobal.com/investor_relations/.

About AMRI

Founded in 1991, Albany Molecular Research, Inc. (AMRI) provides scientific services, products and technologies focused on improving the quality of life. AMRI works on drug discovery and development projects and conducts manufacturing of active ingredients and pharmaceutical intermediates for many of the world's leading healthcare companies. As an additional value added service to its customers, the company is also investing in R&D in order to expand its contract services and to identify novel early stage drug candidates with the goal to outlicense to a strategic partner. With locations in the U.S., Europe, and Asia, AMRI provides customers with a wide range of services, technologies and cost models.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue and earnings per share for the fourth quarter and full year 2008, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2008 Financial Guidance Update” regarding the strength of the company's business and prospects. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies' outsourcing of chemical research and development, the risk of an “at-risk” launch of generic Allegra-D® and the impact of that on the company’s receipt of significant royalties under the Allegra® license agreement, the risk that Allegra® may be approved for over-the-counter use, the success of the company's collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected, the introduction of new services by competitors or the entry of new competitors into the markets for the company's services, failure to achieve anticipated revenues and earnings, costs related to acquisitions and any goodwill impairment related to such investments and acquisitions, the risks posed by international operations to the company, the existence of deficiencies and/or material weaknesses in the company's internal controls over financial reporting, risks related to the company's implementation of its enterprise resource planning (ERP) system, and the company's ability to effectively manage its growth, as well as those risks discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 17, 2008, and the company's other SEC filings. Revenue and other earnings related guidance offered by senior management today represent a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of income from operations, net income and earnings per diluted share adjusted to exclude certain income tax related adjustments and restructuring charges which management believes are outside our core operational results. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income from operations, net income or earnings per diluted share prepared in accordance with U.S. GAAP.

Table 1: Reconciliation of third quarter and year to date 2008 and 2007 reported income from operations, net income, and earnings per diluted share to adjusted income from operations, adjusted net income, and adjusted earnings per share:

Table 1

	Third Quarter 2008	Third Quarter 2007	YTD September 30, 2008	YTD September 30, 2007

Income from operations, as reported	$8,747	$2,137	$22,051	$12,601
LS restructuring	-	-	-	285
AMR Hungary restructuring	-	-	1,833	-
Amortization of contract intangible	-	-	220	-
Income from operations, as adjusted	$8,747	$2,137	$24,104	$12,886

Net income, as reported	$7,003	$1,980	$17,419	$9,780
LS restructuring	-	-	-	185
AMR Hungary restructuring	-	-	1,833	-
Amortization of contract intangible	-	-	220	-
Income taxes (1)	(1,195)	-	(2,835)	-
Net income, as adjusted	$5,808	$1,980	$16,637	$9,965

Earnings per diluted share, as reported	$0.22	$0.06	$0.55	$0.30
LS restructuring	-	-	-	0.01
AMR Hungary restructuring	-	-	0.06	-
Amortization of contract intangible	-	-		-
Income taxes (1)	(0.04)	-	(0.09)	-
Earnings per diluted share, as adjusted	$0.18	$0.06	$0.52	$0.31

(1) Includes a research and development tax credit in the third quarter of 2008 and the reversal of tax uncertainty reserves in the first quarter of 2008.

Albany Molecular Research, Inc. Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in thousands, except for per share data)	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Contract revenue	$54,142	$41,571	$145,841	$122,738
Recurring royalties	5,723	5,986	21,529	20,970
Milestone revenue	1,500	—	5,500	1,580
Total revenue	61,365	47,557	172,870	145,288

Cost of contract revenue	38,759	33,404	108,518	96,094
Technology incentive award	568	599	2,224	2,126
Research and development	3,610	3,107	9,454	9,225
Selling, general and administrative	9,681	8,310	28,790	24,957
Restructuring	—	—	1,833	285
Total costs and expenses	52,618	45,420	150,819	132,687

Income from operations	8,747	2,137	22,051	12,601

Interest income, net	212	818	990	2,352
Other income (expense), net	536	(125)	685	(105)

Income before income taxes	9,495	2,830	23,726	14,848

Income taxes	2,492	850	6,307	5,068

Net income	$7,003	$1,980	$17,419	$9,780

Basic earnings per share	$0.22	$0.06	$0.55	$0.30

Diluted earnings per share	$0.22	$0.06	$0.55	$0.30

Albany Molecular Research, Inc. Selected Consolidated Balance Sheet Data (unaudited)

	September 30,	December 31,
	2008	2007

Cash, cash equivalents and marketable securities	$91,278	$107,699
Accounts receivable, net	41,765	28,006
Royalty income receivable	5,696	6,086
Inventory	28,015	22,581
Total current assets	178,744	175,260
Property and equipment, net	163,423	158,028
Total assets	391,965	386,654

Total current liabilities	33,415	36,369
Long-term debt, excluding current installments	13,482	4,080
Total liabilities	58,380	52,086
Total stockholders’ equity	333,585	334,568
Total liabilities and stockholders’ equity	391,965	386,654

CONTACT:
AMRI Corporate Communications
Media – Andrea Schulz, 518-512-2226
or
Investors – Peter Jerome, 518-512-2220